FREE WRITING PROSPECTUS
FILED PUR SUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-03

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 03/31/25 15:11:38 UTC-4:00
Subject:	BANK5 2025-5YR14 - PUBLIC NEW ISSUE **PRICING DETAILS**

BANK5 2025-5YR14 - PUBLIC NEW ISSUE **PRICING DETAILS**

$784.938MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, BofA Securities, J.P. Morgan and Morgan Stanley
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC, and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/KBRA)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	SPREAD	COUPON	YIELD	$PX
A-1	AAAsf/Aaa(sf)/AAA(sf)	$5.730	30.000%	2.43	1–55	16.5%	42.8%	PREPLACED
A-2	AAAsf/Aaa(sf)/AAA(sf)	$120.500	30.000%	4.70	55-59	16.5%	42.8%	J+95	5.16500	4.9294	100.9964
A-3	AAAsf/Aaa(sf)/AAA(sf)	$492.876	30.000%	4.92	59-60	16.5%	42.8%	J+97	5.64600	4.9579	103.0000
A-S	AAAsf/A1(sf)/AAA(sf)	$88.444	20.000%	4.98	60-60	14.5%	48.9%	J+140	6.07200	5.3903	102.9966
B	AA-sf/NR/AA-(sf)	$44.222	15.000%	4.98	60–60	13.6%	51.9%	J+180	6.47400	5.7903	102.9986
C	A-sf/NR/A-(sf)	$33.166	11.250%	4.98	60–60	13.0%	54.2%	J+250	6.46300	6.4903	99.9981

POOL BALANCE:	$884,437,753
NUMBER OF LOANS/PROPERTIES:	25 / 72
WA MORTGAGE INT. RATE:	6.5488%
WA CUT-OFF LTV:	61.1%
WA UW NCF DSCR:	1.62x
WA UW NOI DEBT YLD:	11.6%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	66.2%

LOAN SELLERS:	WFB (48.0%), MSMCH (34.9%), JPMCB (12.3%) AND BANA (4.8%)
TOP 5 STATES:	CA (22.6%), NY (14.9%), FL (10.5%), IL (8.6%), DC (7.7%)
TOP 5 PROPERTY TYPES:	OF (24.2%), RT (20.4%), MF (17.3%), HT (14.4%), MHC (10.5%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	Torchlight Loan Services, LLC
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	BellOak, LLC
INITIAL CONTROLLING CLASS REP:	Torchlight Investors, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	April 24, 2025

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	BANK5 2025-5YR14
Password:	WF25Y14

Trepp:
Dealname:	BANK5 2025-5YR14
Password:	WF25Y14

Intex:
Dealname:	BK525514
Password:	qmeda4b02fqmltjhz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.